Exhibit 99.1

Excerpts from the Preliminary Offering Memorandum dated October 2, 2017:

Summary Historical Consolidated Financial and Other Information

The Skincare Sale was completed on March 3, 2017, and the CeraVe®, AcneFree™ and AMBI® skincare brands involved in the Skincare Sale contributed Adjusted EBITDA of approximately $45 million for the twelve months ended June 30, 2017. The Dendreon Sale was completed on June 28, 2017, and this business contributed Adjusted EBITDA of approximately $130 million for the twelve months ended June 30, 2017. The iNova Sale was completed on September 29, 2017, and this business contributed Adjusted EBITDA of approximately $125 million for the twelve months ended June 30, 2017. Adjusted EBITDA, as further adjusted, does not give effect to the Obagi Sale, which contributed Adjusted EBITDA of approximately $35 million for the twelve months ended June 30, 2017.

To supplement the disclosure of our financial measures prepared in accordance with GAAP, we use certain non-GAAP financial measures, including Adjusted EBITDA. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-recurring and/or unusual items. The Company does not provide reconciliations of Adjusted EBITDA (non-GAAP) to GAAP net income (loss) for the assets described above because they were parts of larger businesses of the registrant and were not managed on a GAAP basis. We believe these non-GAAP measures are useful to investors in their assessment of our operating performance. In addition, these non-GAAP measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to similar data, we have determined that it is appropriate to make this data available to all investors. However, non-GAAP financial measures are not prepared in accordance with GAAP, as they exclude certain items as described above. Therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, measures calculated in accordance with GAAP.